AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                          UNION BANK AND TRUST COMPANY,

                              LSB ACQUISITION CORP.

                                       AND

                               LAKEWOOD STATE BANK



                             DATED: AUGUST 27, 1998


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
                                TABLE OF CONTENTS
                                                                                                               Page
                                                                                                               ----
         ARTICLE 1         DEFINITIONS............................................................................1

         ARTICLE 2         BASIC TRANSACTION......................................................................5
                           2.1      The Merger....................................................................5
                           2.2      The Closing...................................................................5
                           2.3      Actions at the Closing........................................................6
                           2.4      Effect of Merger..............................................................6
                                    2.4.1   General...............................................................6
                                    2.4.2   Articles of Incorporation.............................................6
                                    2.4.3   Bylaws................................................................6
                                    2.4.4   Directors and Officers................................................6
                                    2.4.5   Conversion of Lakewood Shares.........................................6
                                    2.4.6   Union Shares..........................................................7
                                    2.4.7   Merger Subsidiary Shares..............................................7
                           2.5      Procedure for Payment of Merger Consideration.................................7
                           2.6      Closing of Transfer Records...................................................7
                           2.7      Tax Matters...................................................................7

         ARTICLE 3         REPRESENTATIONS AND WARRANTIES OF UNION................................................7
                           3.1      Organization..................................................................8
                           3.2      Authorization of Transaction..................................................8
                           3.3      Noncontravention..............................................................8
                           3.4      Brokers' Fees.................................................................8

         ARTICLE 4         REPRESENTATIONS AND WARRANTIES
                           CONCERNING LAKEWOOD....................................................................8
                           4.1      Organization, Qualification, and Corporate Power..............................9
                           4.2      Capitalization................................................................9
                           4.3      Authorization of Transaction..................................................9
                           4.4      Noncontravention..............................................................9
                           4.5      Brokers' Fees................................................................10
                           4.6      Financial Statements.........................................................10
                           4.7      Subsequent Events; Corporate Transactions....................................11
                           4.8      Undisclosed Liabilities......................................................11
                           4.9      Legal Compliance.............................................................12
                           4.10     Tax Matters..................................................................12
                           4.11     Other Interests; Title to Assets.............................................13
                           4.12     Contracts....................................................................13
                           4.13     Powers of Attorney; Bank Accounts............................................14
                           4.14     Employees....................................................................14
                           4.15     ERISA........................................................................14
                           4.16     Environmental, Health, and Safety Matters....................................16
                           4.17     Litigation...................................................................17
                           4.18     Claims against Insurance.....................................................17
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                                       -i-

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
                           4.19     Intellectual Property........................................................17
                           4.20     Transactions With Affiliates.................................................18
                           4.21     Call Reports.................................................................18
                           4.22     Reserve for Possible Credit Losses...........................................18
                           4.23     Loans, Leases and Discounts..................................................18
                           4.24     Examinations.................................................................19
                           4.25     Disclosure...................................................................19

         ARTICLE 5         PRE-CLOSING COVENANTS.................................................................19
                           5.1      General......................................................................19
                           5.2      Notices and Consents.........................................................19
                           5.3      Regulatory Matters and Approvals.............................................19
                           5.4      Notices......................................................................20
                           5.5      Special Stockholder Meeting..................................................20
                           5.6      Environmental Analysis.......................................................20
                           5.7      Title to Real Property.......................................................20
                           5.8      Operation of Business........................................................20
                           5.9      Access to Information........................................................21
                           5.10     Right to Attend Meetings and Review Significant Forms........................22
                           5.11     Notice of Developments.......................................................22
                           5.12     Exclusivity..................................................................22
                           5.13     Information Statement........................................................22

         ARTICLE 6         POST-CLOSING COVENANTS................................................................23
                           6.1      General......................................................................23
                           6.2      Litigation Support...........................................................23

         ARTICLE 7         CONDITIONS TO OBLIGATION TO CLOSE.....................................................23
                           7.1      Conditions to Obligation of Union and Merger Subsidiary......................23
                           7.2      Conditions to Obligations of Lakewood........................................25

         ARTICLE 8         SURVIVAL AND ESCROW...................................................................26
                           8.1      Delivery of Merger Consideration to the Escrow Agent.........................26
                           8.2      Survival of Representations..................................................26
                           8.3      Indemnity....................................................................26
                           8.4      Application by Union or Merger Subsidiary to
                                    Escrow Agent for Payment of Claims...........................................27
                           8.5      Distribution of Deferred Merger Consideration
                                    to the Lakewood Stockholders. ...............................................27
                           8.6      Unclaimed Funds..............................................................27

         ARTICLE 9         TAX MATTERS...........................................................................27
                           9.1      Tax Periods Ending on or before the Closing Date.............................27
                           9.2      Tax Periods Beginning before and Ending after the
                                    Closing Date.................................................................28
                           9.3      Cooperation on Tax Matters...................................................28

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
                           9.4      Tax Sharing Agreements.......................................................29
                           9.5      Certain Taxes................................................................29

         ARTICLE 10        TERMINATION...........................................................................29
                           10.1     Termination of Agreement.....................................................29
                           10.2     Effect of Termination........................................................30

         ARTICLE 11        MISCELLANEOUS.........................................................................30
                           11.1     Confidentiality..............................................................30
                           11.2     No Third-Party Beneficiaries.................................................30
                           11.3     Entire Agreement.............................................................31
                           11.4     Succession and Assignment....................................................31
                           11.5     Counterparts.................................................................31
                           11.6     Headings.....................................................................31
                           11.7     Notices......................................................................31
                           11.8     Governing Law................................................................32
                           11.9     Amendments and Waivers.......................................................32
                           11.10    Severability.................................................................32
                           11.11    Expenses.....................................................................32
                           11.12    Construction.................................................................32
                           11.13    Incorporation of Exhibits, Annexes, and Schedules............................32
                           11.14    Specific Performance.........................................................32

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                                   ATTACHMENTS

Exhibit A      -       Form of Articles of Merger

Exhibit B      -       Form of Release and Consent to Termination of
                       Stockholders' "S" Corporation Agreement

Exhibit C      -       Form of Tax Procedures Agreement

Exhibit D      -       Form of Voting Agreement

Exhibit E      -       List of Lakewood State Bank Stockholders and Ownership

Exhibit F      -       Form of Opinion of Lakewood State Bank Counsel to Union
                       and Merger Subsidiary

Exhibit G-1    -       Form of Powers Employment Agreement

Exhibit G-2    -       Form of Horton Employment Agreement

Exhibit H      -       Form of Shareholders Agreement

Exhibit I      -       Form of Escrow Agreement

Disclosure Schedules

                          AGREEMENT AND PLAN OF MERGER


        This Agreement and Plan of Merger Agreement (this "AGREEMENT") entered into as of August 27, 1998, by and among Union Bank and Trust Company, a State chartered commercial bank organized under the laws of the State of Colorado ("UNION"), LSB Acquisition Corp., a Colorado corporation and wholly-owned subsidiary of Union ("MERGER SUBSIDIARY"), and Lakewood State Bank, a State chartered commercial bank organized under the laws of the State of Colorado ("LAKEWOOD").


                                    RECITALS:

        WHEREAS, upon the terms and subject to the conditions of this Agreement, Merger Subsidiary will merge with and into Lakewood with Lakewood surviving as a wholly-owned subsidiary of Union (the "MERGER") followed immediately by the merger of Lakewood with and into Union (the "RESULTING BANK MERGER");

        WHEREAS, the Board of Directors of each of Union, Merger Subsidiary and Lakewood has (a) determined that the Merger is consistent with, and in furtherance of, the long-term business strategies and is fair to, and in the best interest of, the stockholders of Union, Merger Subsidiary and Lakewood, respectively, and has approved and adopted this Agreement and (b) has approved the Merger and the transactions contemplated by this Agreement;

        WHEREAS, the Board of Directors of each of Merger Subsidiary and Lakewood has recommended approval and adoption of this Agreement and approval of the Merger and the transactions contemplated by this Agreement by their respective stockholders; and

        WHEREAS, each of the holders of five percent or more of the outstanding Lakewood Shares (as defined herein) (which in the aggregate represent more than two-thirds of the outstanding Lakewood Shares) have entered into the Voting Agreement, pursuant to which such holders have agreed to vote such shares in favor of the Merger.


                                    AGREEMENT

        NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants in this Agreement, Union, Merger Subsidiary and Lakewood (individually, a "PARTY" and collectively, the "PARTIES") agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

        "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

        "AFFILIATED GROUP" means any affiliated group within the meaning of Code
Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

        "AGREEMENT" means this Agreement and Plan of Merger.

        "ARTICLES OF MERGER" means the articles of merger of Lakewood and Merger Subsidiary, in form and substance as set forth in EXHIBIT A or equivalent document to be filed with the Banking Board of the Colorado Division of Banking.

        "CBCA" means the Colorado Business Corporations Act, as amended.

        "CLOSING" has the meaning set forth in SECTION 2.2.

        "CLOSING DATE" has meaning set forth in SECTION 2.2.

        "CODE" means the Internal Revenue Code of 1986, as amended.

        "CONTRACTS" has the meaning set forth in SECTION 4.12.

        "DISCLOSURE SCHEDULES" has the meaning set forth in ARTICLE 3.

        "EFFECTIVE TIME" has the meaning set forth in SECTION 2.4.1.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

        "ERISA AFFILIATE" means each trade or business (whether or not incorporated) that together with the Party would be deemed to be a "SINGLE EMPLOYER" within the meaning of Section 4001(b)(1) of ERISA or subsections (b),
(c), (m) or (o) of Section 414 of the Code.

        "ENVIRONMENTAL LAWS" means any federal, state and local energy, public utility, health, safety and environmental laws, regulations, orders, permits, licenses, approvals, ordinances and directives including the Clean Air Act, the Clean Water Act, the Resources Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Occupational Health and Safety Act, the Toxic Substances Control Act and any similar state or local law.

        "GAAP" means United States generally accepted accounting principles as in effect from time to time.

        "GOVERNMENTAL AUTHORITY" means the United States of America, any state or other political subdivision thereof, the Federal Reserve Bank of Kansas City, the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, the Colorado Division of Banking, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, or any arbitrator.

        "HORTON EMPLOYMENT AGREEMENT" means the Employment Agreement between the Resulting Bank and Allen E. Horton in form and substance as set forth in EXHIBIT G-2.

        "INTELLECTUAL PROPERTY" means any and all of the following used by Lakewood in connection with its business: (i) United States, international, and foreign patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, and other source identifiers, (iii) copyrightable works, copyrights, whether or not registered, and registrations and applications for registration thereof, (iv) computer software, and (v) confidential and proprietary information, including trade secrets and know-how.

        "KNOWLEDGE" means a Person's knowledge after reasonable investigation, including knowledge of a particular fact or matter that any director, officer or employee employed by or serving a Person has or had.

        "LAKEWOOD LOAN LOSS RESERVE" means the aggregate reserve for loan losses of Lakewood determined in accordance with GAAP.

        "LAKEWOOD NET WORTH" means the net worth of Lakewood determined in accordance with GAAP, excluding gains or losses on securities sales.

        "LAKEWOOD SHARE" means any share of the Common Stock of Lakewood.

        "LAKEWOOD STOCKHOLDER" means any Person who or which holds any Lakewood Shares.

        "LAKEWOOD TRANSACTION COSTS" means all legal, accounting, tax, consulting and financial advisory and other fees and expenses (including, but not limited to, any transfer taxes, fees and expenses, and the cost of preparing and delivering any notice, consent, authorization, permit, license, survey, title policy or commitment) incurred by Lakewood or any Lakewood Stockholder in connection with this Agreement or the transactions contemplated herein prior to or on the Closing Date.

        "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

        "LICENSES" means all franchises, leases, permits, licenses and similar authorizations of Governmental Authorities.

        "MATERIAL ADVERSE EFFECT" means a material adverse effect on the Party's business, prospects, financial condition, operations or results of operations, including, but not limited to, any matter which, individually or in the aggregate with all other matters, results, or would reasonably be expected to result, in losses, liabilities, or obligations in excess of $100,000.

        "MERGER" has the meaning set forth in the preface of this Agreement.

        "MERGER CONSIDERATION" has the meaning set forth in SECTION 2.3.

        "MERGER SUBSIDIARY" has the meaning set forth in the preface of this Agreement.

        "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

        "PARENT" means Union Bankshares, Ltd., a Delaware corporation and the sole stockholder of Union.

        "PARTY" has the meaning set forth in the preface of this Agreement.

        "PARTIES" has the meaning set forth in the preface to this Agreement.

        "PENSION PLAN" means an "employee pension benefit plan" (as defined in Section 3(2) of ERISA).

        "PERSON" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, tribal entity, or a governmental entity (or any department, agency or political subdivision thereof).

        "POWERS EMPLOYMENT AGREEMENT" means the Employment Agreement between the Resulting Bank and Barbara J. Powers in form and substance as set forth in EXHIBIT G.

        "PROPERTY" means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

        "RELEASE AND TERMINATION AGREEMENT" means the Release and Consent to Termination of Stockholders' "S" Corporation Agreement among Union, Merger Subsidiary and each Lakewood Stockholder, in form and substance as set forth in EXHIBIT B.

        "REQUISITE LAKEWOOD STOCKHOLDER APPROVAL" means the affirmative vote of the holders of two-thirds of Lakewood Shares in favor of this Agreement and the Merger.

        "RESULTING BANK" has the meaning set forth in SECTION 2.4.1.

        "RESULTING BANK MERGER" has the meaning set forth in the preface of this Agreement.

        "SEC" means the Securities and Exchange Commission.

        "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialman's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

        "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

        "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        "TAX PROCEDURES AGREEMENT" means the agreement among Union, Merger Subsidiary and each Lakewood Stockholder, in form and substance as set forth in EXHIBIT C.

        "TAX RETURN" means any federal, state, local, or foreign return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "TREASURY REGULATION" or "TREAS. REG." means the proposed, temporary, and final regulations promulgated under the Code.

        "VOTING AGREEMENT" means the voting agreement entered into by each of the holders of five percent or more of the outstanding Lakewood Shares (which in the aggregate represent more than two-thirds of the outstanding Lakewood Shares) in the form attached hereto as EXHIBIT D.

        "WELFARE PLAN" means an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA).


                                    ARTICLE 2
                                BASIC TRANSACTION

        2.1 THE MERGER. On and subject to the terms and conditions of this Agreement, the Parties shall consummate the Merger at the Effective Time.

        2.2 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Davis, Graham & Stubbs LLP in Denver, Colorado, commencing at 9:00 a.m., local time, or at such other place and time as is agreed upon by the Parties, as soon as practicable but in no event later than five business days following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contem-plated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "CLOSING DATE").

        2.3 ACTIONS AT THE CLOSING. At the Closing, (a) Lakewood will deliver to Union and Merger Subsidiary the various certificates, instruments, and documents referred to in SECTION 7.1, (b) Union and Merger Subsidiary will deliver to Lakewood the various certificates, instruments, and documents referred to in
SECTION 7.2, (c) Union, Merger Subsidiary and Lakewood will file this Agreement with the Banking Board of the Colorado Division of Banking, (d) Union will pay to the Lakewood Stockholders the Merger Consideration (as defined) in accordance with SECTION 2.4.5, and (e) Union will take such steps necessary to consummate the Resulting Bank Merger.

        The Merger Consideration shall be allocated among the Lakewood Stockholders in proportion to their respective holdings of the Lakewood Shares as set forth in EXHIBIT E.

        2.4    EFFECT OF MERGER.

               2.4.1 GENERAL. The Merger shall become effective (the "EFFECTIVE TIME") immediately following receipt of all approvals from any and all Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement and the expiration of any waiting or similar period required by applicable law, or such other date as the parties hereto may mutually agree, and upon the filing of this Agreement, together with certified copies of resolutions of the shareholders of Merger Subsidiary and Lakewood and, if required, Union, approving this Agreement. The certificate of merger to be issued by the Banking Board of the Colorado Division of Banking evidencing the merger of Merger Subsidiary with and into Lakewood and Lakewood with and into Union shall provide that Union is the resulting bank (the "RESULTING BANK"). The Merger and the Resulting Bank Merger shall have the effect set forth in Section 11-4-102 of the Colorado Revised Statutes. The Resulting Bank may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Union, Merger Subsidiary or Lakewood in order to carry out and effectuate the transactions contemplated by this Agreement.

               2.4.2 ARTICLES OF INCORPORATION. The articles of incorporation of Union at and as of the Effective Time shall be the articles of incorporation of the Resulting Bank.

               2.4.3 BYLAWS. The bylaws of Union at and as of the Effective Time shall be the bylaws of the Resulting Bank.

               2.4.4 DIRECTORS AND OFFICERS. The directors and officers of Union in office at and as of the Effective Time shall be the directors and officers of the Resulting Bank (retaining their respective positions and terms of office).

               2.4.5 CONVERSION OF LAKEWOOD SHARES. At and as of the Effective Time, (a) each Lakewood Share (other than any share owned by Union, if any, and any share as to which the stockholder has exercised its dissenter's rights pursuant to Section 11-4-103 of the Colorado Revised Statutes (a "DISSENTING SHARE")) shall be converted into the right to receive $83.50, less such stockholder's pro rata share of (i) the Lakewood Transaction Costs and (ii) the $200,000 fee payable to Barbara J. Powers as contemplated by Section 4.5 (the "MERGER CONSIDERATION"), and provided that $835,000 shall be placed into escrow as contemplated by SECTION 8.1 hereof; (b) each Dissenting Share shall be converted into the right to receive payment from the Resulting Bank with respect thereto in accordance with the provisions of Section 11-4-103 of the Colorado Revised Statutes; (c) each Lakewood Share that is owned by Lakewood as treasury stock shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor; and (d) each Union-owned Lakewood Share, if any, shall be canceled. No Lakewood Share shall be deemed to be outstanding or to have any rights other than those set forth in this SECTION
2.4.5 after the Effective Time.

               2.4.6 UNION SHARES. Each share of capital stock of Union issued and outstanding at and as of the Effective Time shall remain outstanding and shall be unchanged at and after the Merger and immediately following the Effective Time shall constitute all of the issued and outstanding Common Stock of the Resulting Bank.

               2.4.7 MERGER SUBSIDIARY SHARES. Each share of capital stock of Merger Subsidiary issued and outstanding at and as of the Effective Time will be canceled.

        2.5 PROCEDURE FOR PAYMENT OF MERGER CONSIDERATION. At the Effective Time, (a) Union will furnish to each of the Lakewood Stockholders such Lakewood Stockholder's pro-rata share of the Merger Consideration by cashier's check and
(b) Lakewood will cause each Lakewood Stockholder to surrender the certificate(s) which represented such holder's Lakewood Shares in exchange for the share of the Merger Consideration to which such holder is entitled.

        2.6 CLOSING OF TRANSFER RECORDS. After the Effective Time, transfers of Lakewood Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Resulting Bank.

        2.7 TAX MATTERS. All parties have had this Agreement and Plan of Merger and its ancillary schedules reviewed by tax advisers of its own choice and all parties understand the tax effects of this Agreement and Plan of Merger and its ancillary schedules and all parties waive any right to assert a claim against another party as a result of any tax effects generated by the implementation of the Agreement and Plan of Merger and the ancillary schedules either at the time of closing or any time thereafter.

                                    ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF UNION
                              AND MERGER SUBSIDIARY

        Union and Merger Subsidiary represent and warrant to Lakewood that the statements contained in this ARTICLE 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE 3). The disclosure schedules (the "DISCLOSURE SCHEDULES") contemplated by this ARTICLE 3 and ARTICLE 4 will be arranged to correspond to the numbered and lettered sections contained in this
ARTICLE 3 and ARTICLE 4 and will be delivered concurrently with the execution of this Agreement.

       3.1 ORGANIZATION. Each of Union and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado. Each of Union and Merger Subsidiary is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect on Union.

        3.2 AUTHORIZATION OF TRANSACTION. (a) Each of Union and Merger Subsidiary has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by Union and Merger Subsidiary have been duly and validly authorized by all requisite corporate action, and will not require for their validity any authorization, consent, approval, or other action by the stockholders of Union or Merger Subsidiary, and (c) this Agreement constitutes the valid and legally binding obligation of Union and Merger Subsidiary, enforceable against each of them in accordance with its terms and conditions, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        3.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Union or Merger Subsidiary is subject or any provision of the articles of incorporation or bylaws of Union or Merger Subsidiary, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Union or Merger Subsidiary is a party or by which it is bound or to which any of its assets is subject, except in each case for such violations, conflicts, breaches or defaults that do not have a Material Adverse Effect on Union. Other than in connection with the provisions of the CBCA, the Securities Act, applicable state securities laws, Article 11, Chapter 4 of the Colorado Revised Statutes, the Federal Reserve Act and the Federal Deposit Insurance Act, no notice to, filing with, or authorization, consent, or approval of any government or governmental agency is required in order for the Parties to consummate the transactions contemplated by this Agreement.

        3.4 BROKERS' FEES. Neither Union nor Merger Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Lakewood Stockholder could become liable or obligated.


                                    ARTICLE 4
               REPRESENTATIONS AND WARRANTIES CONCERNING LAKEWOOD

        Lakewood represents and warrants to Union and Merger Subsidiary that the statements contained in this ARTICLE 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE 4).

        4.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Lakewood is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Colorado. Lakewood is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not have a Material Adverse Effect on Lakewood. Lakewood has the requisite power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it, except for such licenses, permits and authorizations, the failure of which to have would not have a Material Adverse Effect on Lakewood. DISCLOSURE SCHEDULE 4.1 lists the directors and officers of Lakewood. Lakewood has delivered to Union correct and complete copies of the articles of incorporation and bylaws of Lakewood (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of Lakewood are true, correct and complete. Lakewood is not in default under or in violation of any provision of its articles of incorporation or bylaws.

        4.2 CAPITALIZATION. The authorized capital stock of Lakewood consists of 100,000 Lakewood Shares, all of which are issued and outstanding. No Lakewood Shares are held in treasury. All of the issued and outstanding Lakewood Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Lakewood Stockholders as set forth in EXHIBIT E. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Lakewood to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Lakewood. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Lakewood.

        4.3 AUTHORIZATION OF TRANSACTION. Lakewood has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Lakewood have been duly and validly authorized by all requisite corporate action, and do not require for their validity any authorization, consent, approval, exemption or other action, except for the approval of the Lakewood Stockholders required by Section 11-4-105 of the Colorado Revised Statutes, Article 11, Chapter 4 of the Colorado Revised Statutes, the Federal Reserve Act and the Federal Deposit Insurance Act. This Agreement constitutes the valid and legally binding obligation of Lakewood enforceable against it in accordance with its terms and conditions, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        4.4 NONCONTRAVENTION. Except as set forth in DISCLOSURE SCHEDULE 4.4 hereto, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Lakewood is subject or any provision of the articles of incorporation or bylaws of Lakewood or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, concession, joint venture agreement, partnership agreement, association contract or other arrangement to which Lakewood is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except as set forth in DISCLOSURE SCHEDULE 4.4 hereto, Lakewood does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

        4.5 BROKERS' FEES. Except for the $200,000 fee payable to Barbara J. Powers, which will be paid by the Lakewood Stockholders at Closing, Lakewood does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

        4.6 FINANCIAL STATEMENTS. The following Financial Statements (as hereinafter defined) of Lakewood have been delivered or will be delivered by Lakewood to Union:

               (a) audited balance sheets of Lakewood, dated as of December 31, 1997, December 31, 1996 and December 31, 1995 and an unaudited balance sheet of Lakewood, dated as of March 31, 1998 (together, the "BALANCE SHEETS");

               (b) audited income statements for the twelve month periods ending December 31, 1997 and December 31, 1996 and an unaudited income statement for the three month period ending March 31, 1998 (together, the "INCOME STATEMENTS");

               (c) audited statements of stockholders' equity for the twelve month periods ending December 31, 1997 and December 31, 1996 and an unaudited statement of stockholders' equity for the three month period ending March 31, 1998 (together, the "STATEMENT OF STOCKHOLDERS' EQUITY").

Together, the Balance Sheets, Income Statements and Statements of Stockholders' Equity and the notes thereto shall be referred to herein as the "FINANCIAL STATEMENTS." The Financial Statements have been prepared from the books and records of Lakewood (which are themselves complete and accurate) in accordance with GAAP consistently applied, and maintained throughout the periods indicated, and fairly present the financial condition of Lakewood as at their respective dates and the results of operations for the periods covered thereby, including but not limited to, reflecting all reserves necessary to correctly present the appropriate value of assets and all accruals necessary to record all contingent and accrued liabilities.

        Except as noted on DISCLOSURE SCHEDULE 4.6 hereof, such Income Statements do not (or will not) contain any items of special or non-recurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and such Financial Statements include or will include all adjustments (including all normal recurring accruals for unusual or non-recurring items) considered necessary for a fair presentation, and no adjustments or restatements are or will be necessary in respect of any items of an unusual or non-recurring nature, except as expressly specified therein. There has been no change in Lakewood's method of accounting or keeping of its books of account or accounting practices for the three-year period ended Closing Date.

        4.7    SUBSEQUENT EVENTS; CORPORATE TRANSACTIONS.

               (a) Except as set forth in DISCLOSURE SCHEDULE 4.7, since December 31, 1997, there has not been any material adverse change in the business, prospects, financial condition, operations or results of operations of Lakewood.

               (b) Since December 31, 1997, and except as set forth in DISCLOSURE SCHEDULE 4.7.

                       (i) Lakewood has not sold, leased, transferred, or
               assigned any assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                      (ii) except for this Agreement, Lakewood has not entered
               into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

                       (iii) Lakewood has not accelerated, terminated or
               canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which Lakewood is a party or by which it is bound;

                       (iv) Lakewood has not imposed any Security Interest upon
               any of its assets, tangible or intangible;

                       (v) Lakewood has not made any capital expenditure (or
               series of related capital expenditures) outside the Ordinary Course of Business;

                       (vi) Lakewood has not made any capital investment in, any
               loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

                       (vii) Lakewood has not issued any note, bond, or other
               debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation, other than deposits in the ordinary course of business;

                       (viii) there has been no change made or authorized in the
               articles of incorporation or bylaws of Lakewood;

                       (ix) Except as contemplated in Section 5.8.3 hereof,
               Lakewood has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                       (x) Lakewood has not committed to any of the foregoing.

        4.8 UNDISCLOSED LIABILITIES. Lakewood does not have any Liability, except for (a) Liabilities reflected in the Lakewood Financial Statements (including any notes thereto), (b) Liabilities which have arisen after December 31, 1997, in the Ordinary Course of Business

(none of which is a liability resulting from breach of contract, breach of warrant, tort, infringement, misappropriation, claim or lawsuit); (c) Liabilities set forth in the Disclosure Schedules (including the liabilities described on Disclosure Schedule 4.10(c) ) hereto.

        4.9 LEGAL COMPLIANCE. Lakewood has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of any Governmental Authority, except for such matters as would not have a Material Adverse Effect on Lakewood.

        4.10   TAX MATTERS.

               (a) Lakewood has filed all federal, state and local Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Lakewood shown on any Tax Return have been paid. Lakewood currently is not the beneficiary of any extension of time within which to file any Tax Return. Lakewood has not received written notice from an authority in a jurisdiction where Lakewood does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Lakewood that arose in connection with any failure (or alleged failure) to pay any Tax.

               (b) Lakewood has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder, or other third party and has complied with all information reporting requirements with respect thereto.

               (c) Lakewood has no reason to believe that additional Taxes will be assessed for any period for which Tax Returns have been filed. Except as disclosed in DISCLOSURE SCHEDULE 4.10(C), there is no dispute or claim concerning any Tax Liability of Lakewood either (i) claimed or raised by any authority in writing or (ii) as to which Lakewood has Knowledge. DISCLOSURE
SCHEDULE 4.10(C) lists all Tax Returns filed in the United States with respect to Lakewood for taxable periods ended on or after December 31, 1991 and indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Lakewood has delivered to Union correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Lakewood since December 31, 1991.

               (d) Lakewood has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               (e) Lakewood has not filed a consent under Code Section 341(f) concerning collapsible corporations.

               (f) Since January 1, 1999, Lakewood has qualified as a "small business corporation" within the meaning of Section 1362(b)(1) of the Code and has had in effect a valid and binding election to be treated as an "S Corporation" (within the meaning of Section 1361(a)(1) of the Code) for federal income tax purposes.

               (g) No items of income attributable to transactions occurring on or before the Closing Date will be required to be included in taxable income by Lakewood in a taxable year ending after the Closing Date by reason of Lakewood reporting income on the installment sales method of accounting, the cash method of accounting or any other method of accounting.

               (h) Lakewood is not currently, and has not been, a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

               (i) Lakewood has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

               (j) Lakewood is not a party to any Tax allocation or sharing agreement.

               (k) Lakewood (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Lakewood and other than a group of which the common parent was Thirty Second Avenue Corporation, which corporation was dissolved in 1994) and (ii) does not have any Liability for the Taxes of any Person (other than Lakewood) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

               (l) The unpaid Taxes of Lakewood (i) did not, as of December 31, 1997, exceed the reserve for Tax Liability set forth on the face of the Lakewood Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Lakewood in filing their Tax Returns.

        4.11 OTHER INTERESTS; TITLE TO ASSETS. Lakewood does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity. Except as set forth on Disclosure Schedule 4.11, Lakewood has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Lakewood Financial Statements or acquired after the date thereof, free and clear of all Security Interests.

        4.12 CONTRACTS. DISCLOSURE SCHEDULE 4.12 contains a list of all contracts and other agreements to which Lakewood is a party (together, the "CONTRACTS"). Lakewood has delivered to Union a correct and complete copy of each written agreement listed in DISCLOSURE SCHEDULE 4.12 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in DISCLOSURE SCHEDULE 4.12. With respect to each such agreement:

               (a) the agreement is legal, valid, binding, enforceable, and in full force and effect;

               (b) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

               (c) no party is in breach or default, and no event has occurred which, with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and

               (d)     no party has repudiated any provision of the agreement.

        4.13 POWERS OF ATTORNEY; BANK ACCOUNTS. DISCLOSURE SCHEDULE 4.13 hereto sets forth a list of all outstanding powers of attorney executed on behalf of Lakewood and Lakewood's bank accounts, safe deposits and lock boxes at other institutions (designating each authorized signatory with respect thereto).

        4.14 EMPLOYEES. Lakewood is not a party to or bound by any collective bargaining agreement, nor has Lakewood experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Lakewood has not committed any unfair labor practice. Lakewood has complied with all applicable laws of all Government Authorities thereof relating to employment matters, including employee benefit matters. No executive or key employee of Lakewood or any group of employees of Lakewood has any plans to terminate employment with Lakewood.

        4.15   ERISA.

               (a) DISCLOSURE SCHEDULE 4.15 contains a list and brief description of each Pension Plan, Welfare Plan and each other written plan, arrangement or policy relating to stock options, stock purchases, compensation, deferred compensation, severance, fringe benefits or other employee benefits (other than the employment agreements listed on DISCLOSURE SCHEDULE 4.15), in each case maintained or contributed to, or required to be maintained or contributed to, by Lakewood or any Lakewood ERISA Affiliate (each, together with Lakewood, a "Commonly Controlled Entity") for the benefit of any present or former officers, employees, agents, directors or independent contractors of Lakewood (all the foregoing being herein called "Benefit Plans"). Lakewood has delivered to Union true, complete and correct copies of (1) each Benefit Plan,
(2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required by applicable law), (3) the most recent summary plan description (or similar document) for each Benefit Plan for which such a summary plan description is required by applicable law or was otherwise provided to plan participants or beneficiaries and (4) each trust agreement and insurance or annuity contract relating to any Benefit Plan. To the knowledge of Lakewood, each such Form 5500 and each such summary plan description (or similar document) was and is as of the date hereof true, complete and correct in all material respects, except for those forms and descriptions that would not reasonably be expected to have a Material Adverse Effect.

               (b) Each Benefit Plan has been administered in all material respects in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA and the Code. There are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights to or claims for benefits under any Benefit Plan that would reasonably be expected to cause a Material Adverse Effect.

               (c) None of the Benefit Plans (i) constitutes a "multiemployer plan," as defined in Section 3(37) of ERISA or (ii) has been or is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

               (d) All contributions to, and benefit payments from, the Benefit Plans required to be made in accordance with the terms of the Benefit Plans have been timely made. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from any trust qualified under Section 501(c) of the Code, for any period ending before the Effective Time that are not yet, but will be, required to be made, will be properly accrued and reflected in the Financial Statements.

               (e) Each Benefit Plan that is a Pension Plan (hereinafter a "Lakewood Pension Plan") that is intended to be a tax-qualified plan has been the subject of a determination letter from the Internal Revenue Service to the effect that such Lakewood Pension Plan is qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked and, to the knowledge of Lakewood, revocation has not been threatened; to the knowledge of Lakewood, no circumstances exist that would adversely affect the tax-qualification of such Lakewood Pension Plan; and such Lakewood Pension Plan has not been amended since the effective date of its most recent determination letter in any respect that might materially adversely affect its qualification, materially increase its cost or require security under Section 307 of ERISA. Lakewood has delivered to Union a copy of the most recent determination letter received with respect to each Lakewood Pension Plan for which such a letter has been issued; a copy of any pending application for a determination letter and a list of all Lakewood Pension Plan amendments as to which a favorable determination letter has not yet been received.

               (f) No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred that involves the assets of any Benefit Plan; (2) no prohibited transaction has occurred that could subject Lakewood, any of its employees or a trustee, administrator or other fiduciary of any trust created under any Benefit Plan to the tax or sanctions on prohibited transactions imposed by Section 4975 of the Code or Title I of ERISA; and (3) neither Lakewood nor any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted in a manner that could, or has failed to act so as to, subject Lakewood or any trustee, administrator or other fiduciary to liability for breach of fiduciary duty under ERISA other than for liabilities that would not reasonably be expected to have a Material Adverse Effect.

               (g) The list of Welfare Plans in DISCLOSURE SCHEDULE 4.15 discloses whether each Welfare Plan is (i) unfunded, (ii) funded through a "welfare benefit fund," as such term is defined in Section 419(e) of the Code, or other funding mechanism or (iii) insured. Each such Welfare Plan may be amended or terminated without Lakewood suffering a Material Adverse Effect at any time after the Effective Time. Lakewood complies in all material respects with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a group health plan, as such term is defined in
Section 5000(b)(1) of the Code.

               (h) No compensation payable by Lakewood to any of its employees, officers or directors under any existing contract, Benefit Plan or other employment arrangement or understanding (including by reason of the transactions contemplated hereby) will be subject to disallowance under Section 162(m) of the Code.

               (i) Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Lakewood or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(l) of the Code). DISCLOSURE
SCHEDULE 4.15 sets forth (i) the maximum amount that could be paid to each executive officer of Lakewood as a result of the transactions contemplated by this Agreement under all employment, severance and termination agreements, other compensation arrangements and Benefit Plans currently in effect and (ii) the "base amount" (as such term is defined in Section 280G(b)(3) of the Code) for each such executive officer calculated as of the date of this Agreement.

               (j) Except as disclosed on DISCLOSURE SCHEDULE 4.15, with respect to any Employee, Lakewood has no obligation to contribute to (or any other liability with respect to) any funded or unfunded Welfare Plan, whether or not terminated, which provides medical, health, life insurance or other welfare-type benefits for current or future retirees or current, future or former Employees (including their dependents and spouses) except for limited continued medical benefit coverage for former Employees, their spouses and their other dependents as required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and Lakewood is in compliance in all material respects with the continued medical and other welfare benefit coverage requirements of COBRA and all other applicable laws.

        4.16   ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS.

               (a) No Property of Lakewood nor the operations conducted thereon violate any Environmental Laws, nor are there any conditions existing on any such Property or resulting from operations conducted thereon that may give rise to any on-site or off-site remedial obligations under any Environmental Law.

               (b) No Property of Lakewood nor the operations currently conducted thereon or by any prior owner or operator of such Property or operation, are subject to any existing, pending or, to the best of Lakewood's knowledge, threatened action, suit, investigation, inquiry or proceeding relating to human health or environmental quality or any Environmental Laws by or before any court or other Governmental Authority.

               (c) All notices and Licenses, if any, required to be obtained or filed in connection with the operation or use of any and all Property of Lakewood under Environmental Laws have been duly obtained or filed, and Lakewood is in compliance with the terms and conditions of all such notices and Licenses.

               (d) Lakewood has not (and to the best Knowledge of Lakewood, nor has any other Person) filed any notice under any Environmental Laws indicating that Lakewood is responsible for the release into the environment, or the improper storage, of any hazardous or toxic waste, substance or constituent or that any such waste, substance or constituent has been released, or is improperly stored, upon any Property of Lakewood.

               (e) Lakewood does not otherwise have any material contingent liability in connection with the release into the environment, or the improper storage of any such waste, substance or constituent.

        4.17 LITIGATION. Except as set forth in DISCLOSURE SCHEDULE 4.17 (all of which disclosed items are either adequately covered by insurance or reserved on the Financial Statements), there are no actions, suits, proceedings or claims against Lakewood or any of its properties pending or, to the Knowledge of Lakewood, threatened, before any court or by or before any governmental instrumentality, in which there is a reasonable likelihood of an adverse determination.

        4.18 CLAIMS AGAINST INSURANCE. Lakewood does not have any Liability for which any claim may be made against the Lakewood's property and casualty insurance and no event or circumstance has occurred or arisen that is likely to result in such a claim.

        4.19   INTELLECTUAL PROPERTY.

               (a) DISCLOSURE SCHEDULE 4.19 sets forth a true and complete list of all Intellectual Property owned, licensed or leased by Lakewood material to the continued operation of Lakewood's business in a manner consistent with past practice (the "INTELLECTUAL PROPERTY").

               (b) Except for such infringements as could not reasonably be expected to have a Material Adverse Effect on Lakewood, to the Knowledge of Lakewood the Intellectual Property does not infringe upon any patent, trademark, copyright or other rights of any third party, and no claim has been asserted to Lakewood that the use of such Intellectual Property infringes or may infringe upon any patent, trademark, copyright or other rights of any third party.

               (c) Except as could not be reasonably be expected to have a Material Adverse Effect on Lakewood, with respect to each item of Intellectual Property, Lakewood is the owner or lessor of the entire right, title and interest in and to such Intellectual Property and is entitled to use such Intellectual Property in the continued operation of its business in a manner consistent with past practice.

               (d) Other than prepackaged and over-the-counter software, no licenses or sublicenses pertaining to the Intellectual Property have been entered into by Lakewood.

               (e) Except as could not reasonably be expected to have a Material Adverse Effect on Lakewood, to the Knowledge of Lakewood the Intellectual Property owned by Lakewood is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or part.

               (f) Except as could not reasonably be expected to have a Material Adverse Effect on Lakewood, to the Knowledge of Lakewood no person is engaging in any activity that infringes upon the Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect on Lakewood, no actions, suits, proceedings or claims have been asserted or are pending or, to Lakewood's Knowledge, threatened against Lakewood, and to Lakewood's

Knowledge no fact or event exists which could reasonably be likely to give rise to any action, suit, proceeding or claim, which (i) are based upon or challenging or seeking to deny or restrict the use by Lakewood of any Intellectual Property, or (ii) allege that any services provided by Lakewood, infringe upon any patent, trademark, copyright or any other right of any third party. Except as could not reasonably be expected to have a Material Adverse Effect on Lakewood, the consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Intellectual Property.

               (g) Except as could not reasonably be expected to have a Material Adverse Effect on Lakewood, with respect to any Intellectual Property consisting of software, to the Knowledge of Lakewood (i) such software is free of viruses, worms, trojan horses and other known contaminants, and such software does not contain a feature to disable the operation of all or any part of such software that arises automatically, through passage of time, or through any act of a user of such software, (ii) such software does not contain any bugs, errors, or problems that materially disrupt its operation or have a material adverse impact on the operation of other software programs or operating systems, (iii) the source code of such software contains comments regarding operation and revision history in accordance with standard industry practices, (iv) all source codes, software tools, library functions and other software that, with respect to the Intellectual Property, is material to Lakewood or that is required to operate or modify such software is, and after consummation of the transactions contemplated hereby will remain, in the possession of Lakewood, and (v) Lakewood has the right, with respect to the Intellectual Property, to use such source code, software tools, library functions, and other software to the extent necessary to conduct and to continue to conduct its business in a manner consistent with past practice.

        4.20 TRANSACTIONS WITH AFFILIATES. Except as set forth in DISCLOSURE
SCHEDULE 4.20, Lakewood is not a party to any contract, lease, agreement or other commitment with any officer, director or stockholder of Lakewood or any affiliate of any such person, and there are no loans outstanding from Lakewood to, or to Lakewood from, any such person or any affiliate of any such person, other than in the ordinary course of business.

        4.21 CALL REPORTS. Lakewood has made available to Union its Consolidate Reports of Condition and Consolidated Reports of Income for the calender quarter ended March 31, 1998 (the "CALL REPORT") and thereafter. Such Call Report, including the related schedules and memorandum items, were prepared in accordance with GAAP or, to the extent different from GAAP, accounting principles mandated by the applicable instructions to such Call Report. No adjustments are required to be made to the equity capital account Lakewood as reported on any Call Report referred to herein, in any material amount, in order to conform such equity capital account to equity capital as would be determined in accordance with GAAP as of such date.

        4.22 RESERVE FOR POSSIBLE CREDIT LOSSES. Lakewood's consolidated reserve for possible credit losses is adequate to absorb reasonably anticipated losses in the consolidated loan and lease portfolios of Lakewood, in view of the size and character of such portfolios, current economic conditions, and other pertinent factors. Management periodically reevaluates the adequacy of such reserves based on portfolio performance, current economic conditions, and other factors.

        4.23   LOANS, LEASES AND DISCOUNTS.

               (a) To the best of the Knowledge of Lakewood, each loan, lease and discount reflected as an asset of Lakewood in the Financial Statements as of March 31, 1998, or acquired since that date, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms; and no loan, lease or discount having an unpaid balance (principal and accrued interest) in excess of $10,000 is subject to any asserted defense, offset or counterclaim known to Lakewood.

               (b) Except as set forth in DISCLOSURE SCHEDULE 4.23 hereof, Lakewood does not hold any loan participation interests originated by any third party.

        4.24 EXAMINATIONS. To the extent consistent with law, Lakewood has heretofore disclosed to Union relevant information contained in the most recent safety-and-soundness, compliance, Community Reinvestment Act and other Reports of Examination with respect to Lakewood issued by the Federal Deposit Insurance Corporation and the Colorado Division of Banking. Such information so disclosed consists of all material information with respect to the financial, operational and legal condition of Lakewood which is included in such reports, and does not omit or will not omit any information necessary to make the information disclosed not misleading.

        4.25 DISCLOSURE. No representation or warranty by Lakewood in this Agreement, and no statement contained in the Disclosure Schedules or any certificate delivered by Lakewood pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they are or were made, not misleading.


                                    ARTICLE 5
                              PRE-CLOSING COVENANTS

        The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

        5.1 GENERAL. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ARTICLE 7).

        5.2 NOTICES AND CONSENTS. Each of the Parties will give any notices to third parties, and will use its reasonable best efforts to obtain any third party consents, that the other party may request in connection with the matters referred to in SECTIONS 3.3 AND 4.4.

        5.3 REGULATORY MATTERS AND APPROVALS. Union and Merger Subsidiary shall prepare, with Lakewood's assistance, and submit for filing on or prior to forty-five days from the date hereof any and all applications, filings, and registrations with, and notifications to, all federal and state Governmental Authorities required on the part of Union, Merger Subsidiary and Lakewood or any shareholder or affiliate of Union, Merger Subsidiary and Lakewood for the merger to be consummated as contemplated by this Agreement. Thereafter, Union, Merger Subsidiary and

Lakewood shall pursue all such applications, filings, registrations, and notifications diligently and in good faith, and shall file such supplements, amendments, and additional information in connection therewith as may be reasonably necessary for the Merger and the Resulting Bank Merger to be consummated at the Effective Date. Union, Merger Subsidiary and Lakewood shall deliver to each other evidence of the filing of each and all such applications, filings, registrations and notifications (except for any portions thereof deemed confidential), and any supplement, amendment or item of additional information in connection therewith (except for any portions thereof deemed confidential). Union, Merger Subsidiary and Lakewood shall also deliver to each other a copy of each material notice, order, opinion and other correspondence received by Union, Merger Subsidiary or Lakewood from such federal and state authorities and shall advise each other of material developments and progress with respect to such matters.

        5.4 NOTICES. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in SECTION 3.3 and SECTION 4.4.

        5.5 SPECIAL STOCKHOLDER MEETING. Lakewood will call a special meeting of the Lakewood Stockholders as soon as reasonably practicable, but in no event more than 45 days, following the date hereof in order that the Lakewood Stockholders may consider and vote upon the adoption of this Agreement and the approval of the Merger in accordance with Section 11-4-105 of the Colorado Revised Statutes. The Board of Directors of Lakewood shall recommend such approval and Lakewood shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Information Statement (as defined in SECTION 5.13).

        5.6 ENVIRONMENTAL ANALYSIS. Within 30 days, Lakewood shall retain an environmental consultant reasonably acceptable to Union to conduct a Phase I environmental study of Lakewood's real property at 1858 South Wadsworth Boulevard, Lakewood, Colorado 80232-0637 and all real property held as OREO. Such study shall be consummated, and delivered to Lakewood and Union within 90 days of the date hereof. The cost of this study shall constitute a Lakewood Transaction Cost. In the event the results of the Phase I environmental study are not acceptable to Union in its sole discretion, Union may terminate this Agreement pursuant to SECTION 10.1.2.

        5.7 TITLE TO REAL PROPERTY. Lakewood shall deliver to Union within 30 days of the date of this Agreement, a title insurance commitment for all real property owned by Lakewood (including property held as OREO) (the "TITLE COMMITMENT"). Union shall have 30 days after receipt by Union's counsel of the Title Commitment with which to notify Lakewood, in writing, of Union's objection to any exceptions to the title shown in the Title Commitment. In the event of such objection, Lakewood shall have 30 days from the date of such objection within which to attempt to eliminate such objected to exceptions to title from the Title Commitment. In the event such objected to exceptions are not eliminated or satisfied to the reasonable satisfaction of Union, Union may terminate this Agreement pursuant to SECTION 10.1.2. The cost of the Title Commitment(s) shall constitute a Lakewood Transaction Cost.

        5.8 OPERATION OF BUSINESS. Without the written consent of Union, which consent shall not be unreasonably withheld, Lakewood will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing:

               5.8.1 Lakewood will not authorize or effect any change in its Articles of Incorporation or Bylaws;

               5.8.2 Lakewood will not grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock;

               5.8.3 Except as contemplated by SECTION 7.1.12 hereof, Lakewood will not declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock;

               5.8.4 Lakewood will not issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation (other than deposits) outside the Ordinary Course of Business;

               5.8.5 Lakewood will not impose any Security Interest upon any of its assets outside the Ordinary Course of Business;

               5.8.6 Lakewood will not make any capital investment in, or acquire the securities or assets of any other Person outside the Ordinary Course of Business;

               5.8.7 Lakewood will not make or incur any obligation to make any capital expenditures in excess of $10,000 individually or $50,000 in the aggregate;

               5.8.8 Lakewood will not make or commit to make any new loan to any borrower, or repurchase, or enter into any agreement to repurchase, all or any portion of any loan or commitment from any other financial institution except in accordance with the current loan policy and current underwriting practices of Lakewood and all regulatory authorities to which it is subject; or renew any existing loan in excess of the original principal balance except in accordance with the current loan policy and current underwriting practices of Lakewood, unless such loan is classified or criticized, in which case no renewal shall be in excess of the then current outstanding principal balance;

               5.8.9 Lakewood will not make any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business; and

               5.8.10 Lakewood will not commit to do any of the actions contemplated in SECTIONS 5.8.1 THROUGH 5.8.9.

        5.9 ACCESS TO INFORMATION. Upon reasonable notice and subject to applicable laws relating to the exchange of information, Lakewood shall afford to the officers, employees, accountants, counsel and other representatives of Union, access during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records for the purpose of updating any review of such times performed prior to the date of this Agreement and, during such period, Lakewood shall make available (a) copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws or federal or state banking laws (other than reports or documents which either party is not permitted to disclose under applicable law); and (b) all other information concerning its business, properties and personnel as Union may reasonably request. It is the intention of the parties that Union shall conduct an examination of Lakewood prior to the Effective Date in order to confirm compliance with the representations, warranties and covenants set forth in this Agreement. All information provided by Lakewood to Union and Merger Subsidiary prior to Closing shall be complete and accurate in all material respects. No investigation by Union or Merger Subsidiary shall affect the representations and warranties set forth herein. Lakewood will permit representatives of Union and Merger Subsidiary to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Lakewood, to all premises, properties personnel, books records (including Tax records), contracts, and documents of or pertaining to Lakewood.

        5.10 RIGHT TO ATTEND MEETINGS AND REVIEW SIGNIFICANT FORMS. Lakewood will permit a representative of Union to attend all loan or discount committee, asset and liability committee, investment committee and board of director's meetings, including any meetings with representatives of bank regulatory agencies to the extent permitted by the regulatory agencies, and to the extent such attendance does not compromise privileged materials or privileged discussions. In addition, Lakewood will provide Union with at least 48 hours prior written notice of, and an opportunity to comment on, all unsecured loans (including increases in such loans) in excess of $10,000 and all fully secured loans (including increases in such loans) in excess of $50,000.

        5.11 NOTICE OF DEVELOPMENTS. Lakewood will give prompt written notice to Union of any material adverse development in its business, prospects, operations, financial condition or results of operations. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of such Party's own representations and warranties set forth herein. No disclosure by any Party pursuant to this SECTION 5.11 shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

        5.12 EXCLUSIVITY. In light of the consideration given by its Board of Directors prior to the execution of this Agreement, neither Lakewood nor its officers, directors, Affiliates or agents will (a) solicit, initiate, or actively encourage the submission of any proposal or offer from any Person relating to the acquisition of any material equity interest in, or any substantial portion of the assets, of Lakewood (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations, furnish any information or assist any effort or attempt by any Person relating to any such acquisition. Lakewood will notify Union immediately if any Person makes any proposal or offer with respect to any of the foregoing. Notwithstanding the foregoing, each director of Lakewood may, in the exercise of his fiduciary duties as a director, take such action as is necessary to discharge such duties.

        5.13 INFORMATION STATEMENT. Lakewood shall promptly prepare, subject to the review and comment of Union, as soon as practicable an information statement with respect to the meeting of stockholders of Lakewood in connection with the Merger (the "INFORMATION STATEMENT"). Lakewood will cause the Information Statement to comply as to form in all material respects with the applicable provisions of the CBCA and the rules and regulations thereunder. Lakewood agrees that the Information Statement and each amendment or supplement thereto at the time of mailing thereof and at the time of the meeting of stockholders of Lakewood will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Information Statement will be made by Lakewood without the approval of Union.


                                    ARTICLE 6
                             POST-CLOSING COVENANTS

        The Parties agree as follows with respect to the period following the
Closing:

        6.1 GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under ARTICLE 8). Lakewood agrees to deliver, within 10 days after the Closing, all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Lakewood; provided, that the Lakewood Stockholders and its representatives shall have access to such information in the manner contemplated by SECTION 5.9.

        6.2 LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving Lakewood, each of the other Parties will cooperate with such Party and such Party's counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under ARTICLE 8 in which case the rights and obligations of the Parties will be determined as set forth in ARTICLE 8).


                                    ARTICLE 7
                        CONDITIONS TO OBLIGATION TO CLOSE

        7.1 CONDITIONS TO OBLIGATION OF UNION AND MERGER SUBSIDIARY. The obligation of Union and Merger Subsidiary to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               7.1.1 the representations and warranties set forth in ARTICLE 4 shall be true and correct at and as of the date hereof and as of the Closing Date;

               7.1.2 Lakewood shall have performed and complied in all material respects with all of its covenants hereunder through the Closing;

               7.1.3 Lakewood shall have procured all of the third-party consents specified in SECTION 5.2;

               7.1.4 no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Parent to own the capital stock of the Resulting Bank and to control the Resulting Bank, or (D) affect adversely the right of any of the Resulting Bank to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               7.1.5 Lakewood shall have delivered to Union and Merger Subsidiary a certificate to the effect that each of the conditions specified in SECTIONS 7.1.1 THROUGH 7.1.4 is satisfied in all respects;

               7.1.6 since December 31, 1997 there shall have been no material adverse change with respect to the assets, liabilities, condition (financial or otherwise), operating results, employee, customer or supplier relations, business activities or business prospects of Lakewood;

               7.1.7 Lakewood shall have delivered to Union and Merger Subsidiary (i) a copy of the Articles of Incorporation (or similar document) of Lakewood certified by an appropriate authority of the jurisdiction of its incorporation, (ii) a copy of the Bylaws of Lakewood certified by the Secretary thereof, (iii) a copy of the resolutions of the Board of Directors of Lakewood and the Lakewood Stockholders approving the transactions contemplated by this Agreement certified by the Secretary thereof, and (iv) certificates of good standing/existence of Lakewood certified by an appropriate authority of the jurisdiction issuing such certificate;

               7.1.8 the relevant parties shall have entered into the (i) Tax Procedures Agreements, (ii) Articles of Merger, (iii) Release and Termination Agreement, (iv) Shareholders Agreements, (v) the Powers Employment Agreement, and (vi) the Horton Employment Agreement;

               7.1.9 Union and Merger Subsidiary shall have received from counsel to Lakewood an opinion, in form and substance as set forth in EXHIBIT F, addressed to Union and Merger Subsidiary and dated as of the Closing Date;

               7.1.10 Lakewood shall have obtained the Requisite Lakewood Stockholder Approval;

               7.1.11 Union shall be satisfied with the results of its due diligence in respect of Lakewood in Union's sole discretion;

               7.1.12 Lakewood shall not have paid dividends after March 31, 1998 in excess of 45% of pre-tax earnings after March 31, 1998, such dividends shall have been paid only from recurring income from the Ordinary Course of Business, excluding income relating to gains on the sale of securities or assets or recoveries or from reversals out of the Loan Loss Reserve;

               7.1.13 Lakewood's Net Worth shall be greater than or equal to $4,250,000;

               7.1.14 Union shall have received the resignations, effective as of the Closing, of each director of Lakewood;

               7.1.15 Lakewood's Loan Loss Reserve shall be greater than or equal to the greater of $350,000 or 1.46% of Loans Outstanding;

               7.1.16 The holders of not more than 5% of the Lakewood shares shall have exercised their dissenters' rights pursuant to Section 11-4-105 of the Colorado Revised Statutes; and

               7.1.17 Lakewood's contract with FISERVE shall have been assigned to the Resulting Bank, and extended to April 1, 1999, and month-to-month thereafter, on terms and conditions acceptable to Union in its sole discretion.

Union may waive any condition specified in this SECTION 7.1 if it executes a writing so stating at or prior to the Closing.

        7.2 CONDITIONS TO OBLIGATIONS OF LAKEWOOD. The obligations of Lakewood to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               7.2.1 the representations and warranties set forth in ARTICLE 3 shall be true and correct when made and at and as of the Closing Date, except for such inaccuracies as would not have a Material Adverse Effect on Union after the Closing;

               7.2.2 Union and Merger Subsidiary shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except for such failures to perform as would not have a Material Adverse Effect on Union, Merger Subsidiary or the transactions contemplated by this Agreement;

               7.2.3 no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

               7.2.4 Union and Merger Subsidiary shall have delivered to Lakewood a certificate to the effect that each of the conditions specified in SECTIONS 7.2.1 THROUGH 7.2.3 is satisfied in all respects;

               7.2.5   Union shall have delivered the Merger Consideration;

Lakewood may waive any condition specified in this SECTION 7.2 if it executes a writing so stating at or prior to the Closing.


                                    ARTICLE 8
                               SURVIVAL AND ESCROW

        8.1 DELIVERY OF MERGER CONSIDERATION TO THE ESCROW AGENT. As of the Effective Time, Union shall deposit, or shall cause to be deposited, with an escrow agent reasonably satisfactory to the parties (the "ESCROW AGENT") pursuant to an escrow agreement substantially in the form attached as EXHIBIT I hereto (the "ESCROW AGREEMENT")for the benefit of the holders of shares of the Lakewood Common Stock (other than Dissenting Shares), for distribution in accordance with this Article 8, the Deferred Merger Consideration (the "DEFERRED MERGER CONSIDERATION FUND").

        8.2 SURVIVAL OF REPRESENTATIONS. Notwithstanding any examination made by or on behalf of Parent, Union or Merger Subsidiary, the knowledge of Parent, Union or Merger Subsidiary, or any of the respective officers, directors, stockholders, employees or agents of Parent, Union or Merger Subsidiary, or the acceptance by any party of any certificate or opinion, the representations, warranties, covenants and agreements set forth in this Agreement, or in any writing delivered by Lakewood in connection with this Agreement, shall survive the consummation of the transactions contemplated hereby and shall expire on the date that is 12 months from the Closing Date.

        8.3 INDEMNITY. On or prior to the Closing Date, the holders of at least ninety-five percent (95%) of the issued and outstanding Lakewood Shares shall have executed and delivered to Lakewood an agreement with respect to the payment of the Deferred Merger Consideration Fund and the indemnification of Union and Merger Subsidiary with respect to breaches of the terms and conditions of this Agreement (the "SHAREHOLDERS AGREEMENT"), which Shareholders Agreement shall be substantially in the form of EXHIBIT H attached hereto. Except for the rights granted to

Union and Merger Subsidiary pursuant to SECTION 9.5 hereof and the Escrow Agreement, the Shareholders Agreement shall govern the rights of Union and Merger Subsidiary in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement or any document contemplated hereby.

        8.4 APPLICATION BY UNION OR MERGER SUBSIDIARY TO ESCROW AGENT FOR PAYMENT OF CLAIMS. On or prior to the Closing Date, Lakewood, Union, Merger Subsidiary and a designated representative of the holders of Lakewood Shares shall execute and deliver the Escrow Agreement, which Escrow Agreement shall provide for Union's and Merger Subsidiary's right to seek payment for a breach of any representation, warranty, covenant or agreement contained in this Agreement or any document contemplated hereby from the Deferred Merger Consideration Fund. The right of Union and Merger Subsidiary to seek payment of any such claim from the Deferred Merger Consideration Fund shall be governed by the Escrow Agreement.

        8.5 DISTRIBUTION OF DEFERRED MERGER CONSIDERATION TO THE LAKEWOOD STOCKHOLDERS. Upon the expiration of 12 months after the Closing Date, the Escrow Agent shall, in accordance with the terms of the Escrow Agreement, deliver to the Lakewood Stockholders (other than holders of Dissenting Shares) each stockholder's pro rata share of any cash and securities in the Deferred Merger Consideration Fund remaining after the payment for any claims by Union or Merger Subsidiary for breaches of any representation, warranty, covenant or agreement contained in this Agreement or any document contemplated hereby.

        8.6 UNCLAIMED FUNDS. Any portion of the Deferred Merger Consideration Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of Lakewood two years after the Effective Time shall be delivered to the Resulting Bank. Any former stockholders of Lakewood who have not theretofore complied with this Article 8 and the Escrow Agreement shall thereafter look only to the Resulting Bank for payment of their pro-rata share of the remaining Deferred Merger Consideration Fund, without any interest thereon.


                                    ARTICLE 9
                                   TAX MATTERS

        The following provisions shall govern the allocation of responsibility as between Union and the Lakewood Stockholders for certain tax matters following the Closing Date:

        9.1 TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Union shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Lakewood for all periods ending on or prior to the Closing Date which are filed after the Closing Date other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of any Lakewood Stockholder will include the operations of Lakewood. Union shall provide to Steven Fisher, as designated representative of the Lakewood Stockholders (the "REPRESENTATIVE") for their review and comment drafts of such Tax Returns no later than 20 days prior to filing, and Union shall consider in good faith the comments of the Representative in finalizing such Tax Returns. Union shall make reasonable efforts to take positions on such Tax Returns to minimize any liability of the Lakewood Stockholders under this SECTION 9.1 for Taxes shown thereon. The Lakewood

Stockholders shall reimburse Union for Taxes of Lakewood, if any, with respect to such periods within 10 days after payment by Union or Lakewood of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Most Recent Balance Sheet.

        9.2 TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. Union shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of Lakewood for Tax periods which begin before the Closing Date and end after the Closing Date. The Lakewood Stockholders shall pay to Union within 10 days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (a) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (b) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits or losses relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of Lakewood. The parties acknowledge that the transactions contemplated herein will result in a termination of Lakewood's status as a small business corporation under Section 1361(b) of the Code. For purposes of determining the federal, state and local taxable income of Lakewood during the period between January 1, 1998 and the effective date of the termination of its status as a small business corporation, the parties agree that Lakewood shall close its books as of the Closing Date in accordance with
Section 1362(e)(6)(D) of the Code.

        9.3    COOPERATION ON TAX MATTERS.

               9.3.1 Lakewood and the Lakewood Stockholders shall cooperate fully, as and to the extent reasonably requested by Union, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request and expense) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Lakewood and the Lakewood Stockholders agree (i) to retain all books and records with respect to Tax matters pertinent to Lakewood relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Union, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give Union reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Union so requests, Lakewood or the Lakewood Stockholders, as the case may be, shall allow Union to take possession of such books and records.

               9.3.2 The Lakewood Stockholders further agree, upon request by Union, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

               9.3.3 The Lakewood Stockholders further agree, upon request by Union, to provide Union with all information that either party may be required to report pursuant to Code Section 6043 and all Treas. Regs.

               9.3.4 Union shall keep the Lakewood Stockholders fully informed of any Tax audit, litigation or other proceeding with respect to Taxes for which the Lakewood Stockholders are or could be liable to Union hereunder. The Lakewood Stockholders may, at their own expense, participate in any such audit, litigation or proceeding. Union shall cooperate fully in connection with such participation, including, without limitation, the retention and (upon the request and at the expenses of one or more Lakewood Stockholder) the provision of records and information which are reasonably relevant to such matter, making employees available on a mutually convenient basis to provide additional information and explanation of any reasonably relevant matter, and executing petitions, complaints, settlement agreements and other documents at the reasonable request of an Lakewood Stockholder.

        9.4 TAX SHARING AGREEMENTS. Except as otherwise provided in SECTION 9.2, all tax sharing agreements or similar agreements with respect to or involving Lakewood shall be terminated as of the Closing Date and, after the Closing Date, Lakewood shall not be bound thereby or have any liability thereunder.

        9.5 CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any gains or transfer Tax and any similar tax imposed in any state or political subdivision) shall be paid by the Lakewood Stockholders when due, and the Lakewood Stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Union will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.


                                   ARTICLE 10
                                   TERMINATION

        10.1 TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

               10.1.1 Union and Merger Subsidiary, on one hand, and Lakewood, on the other hand, may terminate this Agreement by mutual written consent at any time prior to the Closing;


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

               10.1.2 Union and Merger Subsidiary may terminate this Agreement by giving written notice to Lakewood at any time prior to the Closing (i) in the event Lakewood has breached when made any representation or warranty, or has breached any covenant contained in this Agreement in a manner which would have a Material Adverse Effect on Lakewood, Union has notified Lakewood of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach; (ii) if the Closing shall not have occurred on or before February 28, 1999, by reason of the failure of any condition precedent under
SECTION 7.1 (unless the failure results primarily from Union itself breaching any representation, warranty, or covenant contained in this Agreement); or (iii) as contemplated by SECTIONS 5.6 AND 5.7; and

               10.1.3 Lakewood may terminate this Agreement by giving written notice to Union at any time prior to the Closing (i) in the event Union or Merger Subsidiary has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Lakewood has notified Union of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before February 28, 1999, by reason of the failure of any condition precedent under SECTION 7.2 (unless the failure results primarily from Lakewood itself breaching any representation, warranty, or covenant contained in this Agreement).

        10.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to SECTION 10.1.1, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party.


                                   ARTICLE 11
                                  MISCELLANEOUS

        11.1 CONFIDENTIALITY. Each Party, its branches and affiliates agrees that it shall, and it shall direct and use its best efforts to cause its officers, directors, stockholders, employees, agents and representatives to, keep the existence of this Agreement, the information obtained by it and its stockholders in the course of due diligence in connection herewith and the terms of the transactions contemplated hereby strictly confidential and to not disclose such matters to any third party without the other Party's prior written consent. Lakewood acknowledges that Parent has certain reporting obligations as a public company, and agrees that Parent may make public disclosure of the existence of this Agreement and the terms of the transactions contemplated hereby at such time as it believes it to be prudent to do so, based upon the advice of counsel. Lakewood further acknowledges and agrees that the information obtained by it and its stockholders in connection herewith constitutes material, non-public information and that the United States securities laws prohibit any person in possession of such information from purchasing or selling securities of Union or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell securities.

        11.2 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.


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

        11.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

        11.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of their rights, interests, or obligations hereunder without the prior written approval of Union and the Lakewood Stockholders; provided, however, that Union may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Union nonetheless shall remain responsible for the performance of all of its obligations hereunder).

        11.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        11.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        11.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

        If to Union or Merger Subsidiary:    Copy to:

        Union Bank and Trust Company         Davis, Graham & Stubbs LLP
        100 Broadway                         370 Seventeenth Street, Suite 4700
        Denver, Colorado                     Denver, Colorado 80202
        Attention: Herman J. Zueck           Attention:  Ronald R. Levine, II
        Telephone:     (303) 698-5701        Telephone:    (303) 892-7514
        Telecopy:      (303) 715-2424        Telecopy:     (303) 893-1379

        If to Lakewood:                      Copy to:

        Lakewood State Bank                  Delbert J. Ellis, Esq.
        1858 South Wadsworth                 4465 Kipling Street, Suite 200
        Lakewood, Colorado 80232             Wheat Ridge, Colorado 80033
        Attention: Barbara J. Powers         Telephone:    (303) 424-3387
        Telephone:     (303) 986-5581        Telecopy:     (303) 421-4309
        Telecopy:      (303) 987-0163

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

        11.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

        11.9 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Union and Lakewood. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        11.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        11.11 EXPENSES. Subject to SECTION 2.4.5, each of the Parties will bear its own costs and expenses (including legal, fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that if Lakewood is required by Union to incur any expense in excess of $10,000, which is not an expense reasonably within the definition of Lakewood Transaction Costs, the Parties shall mutually agree on a reasonable sharing of such expense.

        11.12 CONSTRUCTION. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

        11.13 INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

        11.14 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent


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

breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in SECTION 11.8), in addition to any other remedy to which they may be entitled, at law or in equity.


                              *********************


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

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.


                                           UNION BANK & TRUST COMPANY



                                           By:---------------------------------
                                              Herman J. Zueck
                                              Chief Executive Officer


                                           LSB ACQUISITION CORP.



                                           By:---------------------------------
                                              Herman J. Zueck
                                              Chief Executive Officer


                                           LAKEWOOD STATE BANK



                                           By:---------------------------------
                                              Barbara J. Powers
                                              Chief Executive Officer


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